UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2024

DANIMER SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39280	84-1924518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Industrial Boulevard
Bainbridge, Georgia		39817
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 229 243-7075

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 19, 2024, Danimer Scientific, Inc., Meredian Holdings Group, Inc., Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Bioplastics, Inc., and Danimer Scientific Kentucky, Inc., (collectively, the “Borrowers”) and the other loan parties party thereto from time to time, entered into an asset-based Credit and Security Agreement (the “Credit Agreement”) with the financial institutions party thereto from time to time (the “Lenders”) and ABL OPCO LLC (d/b/a Mountain Ridge Capital) in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Credit Agreement.

The Credit Agreement provides for borrowings under a revolving commitment of $20,000,000 (the “Revolving Commitment”). Subject to the terms and conditions of the Credit Agreement, the Borrowers may request an increase in the Revolving Commitment by an amount not to exceed $5,000,000, provided that any such request for an increase be in a minimum amount of $2,500,000. The amount of the Revolving Commitment available for borrowing at any given time is subject to a borrowing base formula that is based upon the Company’s accounts receivable and inventory, as more fully described in the Credit Agreement (the “Borrowing Base”).

Interest is payable monthly on the greater of (a) fifty percent (50%) of the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base as reduced by a specified minimum amount of undrawn availability required to be maintained under the Credit Agreement, and (b) the aggregate outstanding principal amount of all revolving loans and shall be the lesser of either a SOFR market index rate (as determined in accordance with the Credit Agreement) plus an applicable margin of 7.0% or the maximum rate of interest permitted under applicable law from time to time in effect.

The Credit Agreement matures on the earliest to occur of (i) April 19, 2027, (ii) the date the Revolving Commitments are reduced to zero or otherwise terminated or (iii) at least three months prior to the earliest maturity date of that certain financing agreement, dated as of March 17, 2023, among Danimer Scientific, Inc., as borrower, the other loan parties party thereto from time to time, the lenders party thereto from time to time and U.S. Bank Trust Company, National Association, as administrative agent and collateral agent.

The Credit Agreement also contains other customary representations and warranties, and affirmative and negative covenants, including, among other things, delivery of financial statements and other information, notification of certain material events, limitations on additional indebtedness, investments, dividends, and other distributions, material changes to the business, use of loan proceeds, restrictions on liens on the collateral, transactions with affiliates, amendments to organizational documents and accounting changes.

The obligations of the Borrowers under the Credit Agreement are secured by a security interest in all of the accounts receivable and inventory of the Borrowers and the proceeds thereof and certain other assets as set forth in the Credit Agreement.

The occurrence of certain events or conditions described in the Credit Agreement (subject to grace periods in certain cases) constitutes an event of default. If an event of default occurs, the Administrative Agent may, among other things, declare all obligations under the Credit Agreement immediately due and payable and terminate all commitments to extend credit under the Credit Agreement, and take actions against the collateral securing the loans under the Credit Agreement, including sale of such collateral. In addition, if certain events of defaults occur, to the extent permitted by applicable law and without action by the Lender, all obligations under the Credit Agreement shall become immediately due and payable and all commitments of the Lender to extend credit under the Credit Agreement shall terminate.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of the Credit Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

10.1

Credit and Security Agreement, dated as of April 19, 2024, among Danimer Scientific, Inc., Meredian Holdings Group, Inc., Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Bioplastics, Inc., and Danimer Scientific Kentucky, Inc., as borrowers, the other loan parties party thereto from time to time, the financial institutions party thereto from time to time as lenders and ABL OPCO LLC (d/b/a Mountain Ridge Capital), as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Danimer Scientific, Inc.

Date:	April 22, 2024	By:	/s/ Stephen A. Martin
Stephen A. Martin Chief Legal Officer and Corporate Secretary